Exhibit 3.123

FIRST AMENDMENT TO

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT OF PT MAXWELL, L.L.C.

THIS FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Amendment”) is entered into as of February 16, 2011 by PT Maxwell Holdings, LLC, a New Jersey limited liability company (“Holdings”).

BACKGROUND

A. Holdings is the sole member (the “Sole Member”) of PT Maxwell, L.L.C., a New Jersey limited liability company (the “Company”).

B. The Sole Member entered into a Fourth Amended and Restated Limited Liability Company Operating Agreement (the “Agreement”) of the Company on November 22, 2010.

C. Pursuant to Section 16 of the Agreement, the Agreement may only be modified, altered, supplemented or amended pursuant to a written agreement executed by the Sole Member.

D. The Sole Member desires to amend Section 9(iv) of the Agreement.

NOW THEREFORE, intending to be legally bound hereby, the Sole Member removes the existing language in Section 9(iv) of the Agreement and replaces it with the following language:

The Sole Member hereby appoints the following officers of Toll Bros., Inc., a Pennsylvania corporation, as authorized representatives (the “Authorized Representatives”) of the Company:

Chief Executive Officer President Chief Financial Officer Assistant Treasurer General Counsel

Any one of the Authorized Representatives are individually authorized, on behalf of the Company, to (i) enter into any agreement for cash management products and services relating to bank accounts and/or other general banking services, including, without limitation, electronic funds transfer services, electronic information services, automated clearing house services, fraud prevention serves and automated sweep investment services; (ii) do any and all necessary acts relating to the opening, maintaining and closing of bank accounts; (iii) add authorized signatories to bank accounts for the purpose of signing checks, drafts, instruments or other orders for the payment or transfer of funds; (iv) remove authorized signatories from bank accounts and (v) withdraw and transfer funds between bank accounts.

IN WITNESS WHEREOF, the Sole Member has executed this Amendment as of the date first written above.

PT MAXWELL HOLDINGS, LLC
SOLE MEMBER

By:
David A. Larkin
Assistant Vice President &
Assistant Secretary

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